EXHIBIT 99.1
575 Maryville Centre Drive St. Louis, Missouri 63141, USA www.solutia.com
FOR IMMEDIATE RELEASE	NEWS

Media: Melissa Zona +1.314.674.5555 Investors: Susannah Livingston +1.314.674.8914

Solutia Executives Enter into Planned Stock Sales Agreements

ST. LOUIS – June 13, 2011 – Solutia Inc. (NYSE: SOA), a global leader in performance materials and specialty chemicals, announced today that Jeffry N. Quinn, the Company’s chairman, president and chief executive officer, has entered into a variable forward sale contract and a prearranged Rule 10b5-1 stock trading plan, allowing him to sell Company stock in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 and Company policies regarding stock transactions.  Mr. Quinn entered into these arrangements for personal financial management purposes.

Mr. Quinn’s Rule 10b5-1 Plan provides for the sale of up to 225,000 shares on the open market at prevailing market prices and subject to minimum price thresholds specified in his Plan.  Sales pursuant to the Plan are expected to begin as early as July 11, 2011 and will end no later than December 31, 2012.

Under the terms of the variable forward sale contract, Mr. Quinn will deliver up to 95,000 shares of the Company’s common stock (or an agreed upon amount of cash) on June 7, 2013, the settlement date of the contract.  Mr. Quinn received a cash payment in the amount of $1,662,396 in exchange for assuming this obligation.  Mr. Quinn pledged 95,000 shares of the Company’s common stock to secure his obligation under the contract, but retained voting rights to the pledged shares until the settlement date.  The number of shares Mr. Quinn will deliver at the settlement date of the contract is subject to determination based on the Settlement Price, Floor Price and Threshold Price as defined under the contract, with the number not to exceed 95,000 shares.

The sale of shares in accordance with the above agreements will not diminish Mr. Quinn’s ownership, as it is balanced by stock that will become vested over the term of the above agreements.

Additionally, James M. Sullivan, executive vice president and chief financial officer, and James R. Voss, executive vice president and chief operating officer, have entered into Rule 10b5-1 plans.

Mr. Sullivan’s Plan provides for the sale of up to 50,000 shares on the open market at prevailing market prices and subject to minimum price thresholds specified in his Plan.  Sales pursuant to the Plan are expected to begin as early as July 8, 2011 and will end no later than May 15, 2012.

Mr. Voss’ Plan provides for the sale of up to 70,000 shares on the open market at prevailing market prices and subject to minimum price thresholds specified in his Plan.  Sales pursuant to the Plan are expected to begin as early as July 8, 2011 and will end no later than June 5, 2012.  Both Plans may terminate sooner in accordance with their terms.

Messrs. Quinn, Sullivan and Voss will continue to be subject to the Company’s executive stock ownership guidelines, under which Mr. Quinn is expected to own five times, and Mr. Sullivan and Mr. Voss are expected to own 3.5 times of their base salary in Solutia stock.

Under Rule 10b5-1, directors, officers and other employees who are not in possession of material non-public information may adopt a prearranged plan for the sale of Company securities under specified conditions and at specified times.  Using these 10b5-1 plans, individuals may gradually diversify their investment portfolio, spread stock trades over an extended period of time to avoid market impact and avoid concerns about transactions occurring at a time when they might possess material non-public information.

###

Notes to Editor:  SOLUTIA and the Radiance Logo™ and all other trademarks listed below are trademarks of Solutia Inc. and/or its affiliates.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® polyvinyl butyral interlayers for glass lamination and for photovoltaic module encapsulation and VISTASOLAR® ethylene vinyl acetate films for photovoltaic module encapsulation;  LLumar®, Vista™, EnerLogic™, FormulaOne®, Gila®, V-KOOL®, Hüper Optik®, IQue™, Sun-X® and Nanolux™ aftermarket performance films for automotive and architectural applications; Flexvue™ advanced film component solutions for solar and electronic technologies; and technical specialties products including Crystex® insoluble sulfur, Santoflex® PPD antidegradants, Therminol® heat transfer fluids and Skydrol® aviation hydraulic fluids. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,300 employees in more than 50 worldwide locations. More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis
6/13/11